Exhibit 19.15.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Société des Mines de Morila S.A.
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-10990 and 333-113789) and Form F-3 (File No. 333-161634, No. 333-161634-01 and No. 333-161634-02) of our report dated April 22, 2009 in respect of the annual financial statements of Société des Mines de Morila S.A. for the year ending December 31, 2008 included in this Annual Report (Form 20-F) of AngloGold Ashanti Limited for the year ending December 31, 2010.
/s/ BDO LLP
BDO LLP
London
May 26, 2011
BDO LLP is a limited liability partnership registered in England and Wales (with registered number OC305127). BDO LLP was formerly known as “BDO Stoy Hayward LLP.

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